Exhibit 10.73

Global Finance Consultancy Agreement

This agreement is signed by the following parties on 10/18/2018 at Beijing.

Party A: Zhongjinhuifu Resources

Address: 1 Austin Road West, Tsim Sha Tsui, Kln, HK

Party B: Seven Stars Cloud Group, Inc.

Address: 44 Broadway, New York, NY

Given that:

1.	Party A is a company established under the Hong Kong company law. It owns the Akeke mine in Toli County, Xinjiang province (including but not limited to minerals such as magnesium oxide, nickel metal, silicon oxide, metal cobalt, iron oxide, etc., and hereinafter referred to as Party A). Party A is looking for financing based on their resources through Party B.

2.	Party B is a company established under the laws of Nevada. The business of Party B includes providing technology and asset digitization advisory services to finance, manufacturing and consumption industries.

3.	Party A invites Party B and its designated company to be the financial advisors for its financing activities. Party A accepts the invitation.

After mutual consultation, the two parties reached the following Agreement with a view to complying with each other:

1.	Entrusted Matters
1.1	Party A entrusts Party B as its financial advisor to assist in financing activities of its underlying existing assets, raising funds on a global scale:

First phase (12 months): raise US$100 million (1.1.1)

Second phase (12 months) raise US$100 million (1.1.2)

The actual amount raised is determined by the actual amount raised by the due date. Financing channels used include but are not limited to:

1.1.1	Issuance of tokens globally and listing on the corresponding exchanges
1.1.2	Issuance of fixed income financial products and listing on the corresponding exchanges

2.	Financing Tools

Under the terms of this agreement, Party B may use the following financing methods:

2.1	Issuance of digital revenue certificates and utility tokens outside China. The issuer is designated and provided by Party A.
2.2	Fixed income – on the basis of the assets of party A, Party B assists Party A in the issuance of fixed income products under local laws. The fixed income products include but are not limited to:
2.2.1	Fixed-income asset-backed securities
2.2.2	Derivatives of 2.2.1
2.3	Digital assets - on the basis of the assets of party A, Party B assists Party A in the issuance of digital asset products under local laws. The digital asset financing products include but are not limited to:
2.3.1	Asset tranches/ shares
2.3.2	Derivatives of 2.3.1
2.4	Other financing tools agreed by both parties
2.5	Party A should use the financing tools set out in this Agreement. Price and terms of the financing products will be determined by the market. Party B will assist Party A in raising capital globally at the lowest possible cost.
2.6	Party B plans to build financing platforms in mainland China, Hongkong and Bermuda。

3.	Service Fees
3.1	The service fees of party B include but are not limited to:
3.1.1	Service fee of Section 2.1 is 25% of the net capital raised
3.1.2	Service fee of Section 2.2 is 3% of the net capital raised
3.1.3	Service fee of Section 2.3 is 3%-5% of the net capital raised (note: depending on the actual financing conditions)
3.1.4	Net capital raised = total raised capital – fees agreed by both parties
3.2	Other service fees for the issuance of digital assets will be determined by the negotiation result of Party A and Party B
3.3	Under the provisions of Section 3.1 of this agreement, Party A shall pay the service fees to Party B within 10 working days after actually receiving the capital raised. If Party A pays the service fees in RMB, Party B shall provide a legal and valid invoice in accordance with the provisions of the Chinese tax law before the payment made by Party A.

4.	Cooperation terms
4.1	The term of cooperation under this agreement is 24 months from the effective date of this Agreement.
4.2	After the expiration of the term of this Agreement, unless two parties reach other written agreements, this Agreement will be automatically renewed for 24 months.

5.	Statement and Guarantee of each party
5.1	Party A is a company established under the laws of Hong Kong. Party A is an independent legal entity, which has the ability to sign this Agreement and be responsible for any civil liabilities.
5.2	By signing and executing this Agreement, Party A does not contravene or violate any of the following provisions, nor will it constitute a breach of any of the following: Party A's articles of association, business license or other similar organizational documents, or important agreements signed by Party A, any law or regulation, or any government jurisdiction related to the control rights of Party A’s assets.
5.3	Party A signs and performs this Agreement at its will. Party A has carefully reviewed and fully understands the terms and conditions of this Agreement before signing this Agreement and will not revoke or terminate the Agreement due to the reasons for lack of fairness and major misunderstanding in this Agreement. Party A shall not remove or change all or part of the terms of this Agreement, claiming that all or part of this Agreement is invalid.
5.4	Party B is a company established under US Law. Party B is an independent legal entity, which has the ability to sign this Agreement and be responsible for its civil liabilities.
5.5	By signing this Agreement, Party B does not contravene or violate any of the following provisions, nor will it constitute a breach of any of the following: Party B's articles of association, business license or other similar organizational documents, or important agreements signed by Party B, any law or regulation, or any government jurisdiction relayed to the control rights of party B’s assets.
5.6	Party B's signs and performs this Agreement at will. Party B has carefully reviewed and fully understood the terms and conditions of this Agreement before signing this Agreement and will not revoke or terminate the Agreement due to reasons for lack of fairness and major misunderstanding in this agreement. Party B shall not remove or change all or part of the terms of this Agreement, claiming that all or part of this Agreement is invalid.

6.	Rights and Responsibilities of Party A
6.1	Party A has the right to obtain funds raised under the entrusted matters in accordance with the conditions stipulated in this Agreement.
6.2	Party A shall disclose all the information required by Party B or any professional consultants designated by party B and engaged in the entrusted matters. Party A shall ensure that the information provided by them is true, accurate, complete and timely.
6.3	Party A is independently responsible for the truthfulness, accuracy, completeness and timeliness of the information disclosure while issuing any financing instruments.

6.4	Party A is independently responsible of the payment of all the capital raised and all the investment returns captured include but is not limited to principle, interest, dividends, redemption or other types of investment return promised by party A.
6.5	Party A shall provide Party B with the necessary working conditions for completing the entrusted matters and shall support with Party B's work plan and requirements.
6.6	Party A shall pay the service fee to Party B in full and in time in accordance with this agreement.

7.	Rights and Responsibilities of Party B
7.1	Party B shall advise and assist party A for issuing financing instruments based on materials provide by Party A, utilizing its financing advantages.
7.2	Party B shall recommend the financing instruments issued by Party A under this Agreement to the relevant exchanges for trading. The financing instruments must comply with the exchanges and their corresponding regulatory agencies and the effective rules and requirements of the government at that time.
7.3	Party B shall assist party A for selecting underwriting agencies, law firm, auditing companies, evaluation companies, rating companies, manager, banks and other professional service institutions. The cost will be covered by party A and will not be calculated into total raised capital, unless other agreements are reached by Party A and Party B.
7.4	Party B shall coordinate with professional institutions employed by Party A to complete application forms, reports, opinions, replies, etc. required for issuing financing instruments. Party B shall assist with communication issues.
7.5	Party B shall not provide any implied warranties, guarantees for any financing instruments (include all capital raised and investment returns) issued by Party A under this Agreement. Party B shall not bear any responsibilities for any claims, fines and costs for breaching contracts generated from financing instruments included in this agreement, unless party B is at fault.

8.	Taxes
8.1	Each party shall be responsible for taxes resulting from terms under this Agreement.

9.	Implementation
9.1	With the written consent of Party A, Party B may transfer the rights and obligations under this Agreement to the related parties designated by Party B or designate the related party to implement entrust matters.

10.	Force Majeure
10.1	Force majeure refers to unforeseen, inevitable and insurmountable objective situations that occur during the term of this agreement, including but not limited to war, natural disasters, communicable diseases, strikes, coups, riots, terrorist attacks, expropriation, expropriation, injunctions, etc. Behavior, major changes in government policies, which have or will have a material adverse effect on the entrusted matter.
10.2	If the occurrence of the above force majeure affects one party’s performance of its obligations under this Agreement, the Agreement may be suspended or terminated. Both parties may negotiate to delay or termination the Agreement and the result shall not be considered as a breach of contract.
10.3	After the occurrence of force majeure, one party shall notify the other party in writing as soon as possible and make every reasonable effort to minimize the consequences of the force majeure.

11.	Confidentiality
11.1	The following information obtained by the parties as a result of the signing and performance of this Agreement shall be kept strictly confidential:
11.1.1	Forming the full terms of this Agreement
11.1.2	Negotiations related to this Agreement
11.1.3	Subjects of this Agreement
11.1.4	Trade secrets of all parties

11.2	The parties may disclose the above information only in the following circumstances, otherwise, neither party may disclose the above information under any conditions:
11.2.1	Employees, board member and professional consultants who bear the same confidential responsibilities.

11.2.2	Information already known by public for reasons other than the disclosure by any of the parties.
11.2.3	There is documentary evidence that the information is already in the possession of the other party at the time of disclosure.
11.2.4	There is documentary evidence that the third party has disclosed the information to the recipient, and the third party is not responsible for confidentiality and has the right to make disclosures.
11.2.5	Disclosure is required by exchanges, governments regulations.
11.3	The Agreement does not affect the publication or disclosure by a party in accordance with the provisions of laws, regulations or relevant exchanges.
11.4	This term shall not be terminated after the termination of this Agreement. The parties shall still perform their confidentiality obligations as promised until the other party provides written proof for agreeing to terminate confidentiality obligations or that there will be no damages caused by violating this term.

12.	Liability for breach of contract
12.1	Any breach of this Agreement constitutes a breach of contract, and the defaulting party compensates the other party for all losses, including but not limited to the costs of the parties to avoid, recover and make up for such losses, and to file a lawsuit for the execution of such compensation, arbitration fees, execution fees, preservation fees, legal fees, etc.
12.2	Party A shall pay Party B services fee per Section 3.1. Interest will be generated from the first overdue date. The interest rate is 5% daily. Party A shall keep paying interest until it repays all the service fees and interest generated.
12.3	If Party A violates Sections 6.2 and 6.3, the failure of the issuance of financing instruments under this Agreement will not constitute Party B’s default. Party A shall compensate Party B for all actual losses but do not include Party B’s expected benefits.
12.4	If party A violates Sections 6.3 and 6.4, Party B shall claim compensation to Party A for any fees acquired by engaging a third party regarding to entrusted matters.

13.	Notification and Delivery
13.1	Unless otherwise specified in this Agreement, any notice or written communication from any party shall be sent by personal delivery, fax, or express mail. All notices and written communications should be sent to the following address until the address has been changed:
13.1.1	Party A

Contact: Yili Shi

Address: 1306 Zitan Building, 27 Jianguo road, Chaoyang district, Beijing

Phone: (010)85898123

Fax: (010)85898072

13.1.2	Party B

Contact: Dan Shen

Address: Sun Seven Stars Investment Group, #21 Liangmaqiao road, Chaoyang district, Beijing

Phone: (010)64321880

Fax: (010)84590500

13.2	Any party that relocates or changes contact information shall notify the other party in writing in advance.

14.	Applicable Laws and Jurisdictions
14.1	Chinese law is applicable to the conclusion, performance and interpretation. Conflicts are not included
14.2	Any disputes arising from the implementation of this Agreement by the parties shall be settled through consultation first. If the negotiation fails, either party may submit the dispute to the court.

15.	Others
15.1	This Agreement shall become effective upon signature or seal by the parties.
15.2	This is the only agreement regarding to the entrust matters. Any negotiations, arrangements and plans reached prior to this agreement should also follow this Agreement. The Agreement may be changed or terminated by mutual consent.
15.3	The invalidity or non-execution of any provision of this Agreement does not affect other terms.
15.4	This Agreement may be terminated or nulled by consent of both parties. At the time, the parties’ confidentiality obligations under Article 11 of this Agreement shall not be terminated.
15.5	This agreement is in duplicate and each party holds one copy.